UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ___)

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

VASCULAR SOLUTIONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholder:

You are cordially invited to attend the 2012 annual meeting of shareholders of Vascular Solutions, Inc., which will be held at the Crowne Plaza Hotel Minneapolis West, 3131 Campus Drive, Plymouth, Minnesota beginning at 1:30 p.m. on Friday, May 4, 2012.

This booklet contains your official notice of the 2012 annual meeting of shareholders and a proxy statement that includes information about matters to be acted upon at the annual meeting.  Officers and directors of Vascular Solutions, Inc. will be at the meeting to review the company’s operations and to answer questions and discuss matters that may properly arise.

Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly.  If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

I sincerely hope that you will be able to attend our annual meeting to review the past year and our future plans.

Sincerely,

/s/ Howard C. Root
Howard C. Root
Chief Executive Officer

March 30, 2012

VASCULAR SOLUTIONS, INC.
6464 Sycamore Court
Minneapolis, Minnesota 55369

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2012

The 2012 annual meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation, will be held at the Crowne Plaza Hotel Minneapolis West, 3131 Campus Drive, Plymouth, Minnesota, beginning at 1:30 p.m. on Friday, May 4, 2012 for the following purposes:

1.      To elect seven directors to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified.

2.      To ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2012.

3.      To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that an affirmative vote be cast FOR all of the director nominees and FOR ratification of the independent registered public accounting firm.

Only holders of record of common stock at the close of business on March 12, 2012 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.  It is important that your shares of common stock be represented at the annual meeting.  You are urged to complete, sign and date the accompanying proxy card, which is solicited by the Board of Directors of Vascular Solutions, and mail it promptly in the enclosed envelope.  Your proxy will not be used if you attend the annual meeting and vote in person.  If you wish to attend the meeting to vote in person and need directions, please contact Vascular Solutions’ investor relations at 763.656.4300 or investorrelations@vasc.com.

By Order of the Board of Directors

/s/ James Hennen
James Hennen
Secretary

March 30, 2012

IMPORTANT:  PLEASE RETURN EACH PROXY CARD SENT TO YOU.

PROXY STATEMENT

i

ANNUAL REPORT ON FORM 10-K	27

“HOUSEHOLDING” OF PROXY MATERIALS	27

OTHER MATTERS	27

PROPOSALS FOR THE NEXT ANNUAL MEETING	27

ii

PROXY STATEMENT

This proxy statement is provided in connection with the 2012 annual meeting of shareholders of Vascular Solutions, Inc. and any adjournment or postponement of the meeting.  The accompanying proxy is solicited by our Board of Directors.  This proxy statement and the accompanying form of proxy are first being sent or given to shareholders on or about March 30, 2012.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Record Date; Shareholders Entitled to Vote; Quorum

Holders of record of the shares of our common stock at the close of business on March 12, 2012, will be entitled to vote on all matters at the annual meeting.  Each share of common stock will be entitled to one vote, and there is no cumulative voting.  On March 12, 2012, a total of 16,473,490 shares of common stock were outstanding.  A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

Voting Your Shares

Our Board of Directors is soliciting proxies from our shareholders.  By completing and returning the accompanying proxy, you will be authorizing Howard Root and James Hennen to vote your shares.  If your proxy is properly signed and dated, it will be voted as you direct.  If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the annual meeting by (1) giving notice of revocation, in writing, to our Corporate Secretary at the address shown on page 27 of this proxy statement so that it is received by May 3, 2012, (2) execution of a later dated proxy or (3) attending and voting at the annual meeting.

How Proxies Are Counted

If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted FOR each of the director nominees and FOR ratification of the independent registered public accounting firm.  Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a shareholder has abstained.  Abstentions will have no effect on the election of directors but will have the same effect as a vote “against” the other proposal.

Broker “non-votes” will be counted for purposes of determining the presence of a quorum at the annual meeting, however, broker “non-votes” on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.  Under the rules of the New York Stock Exchange (the “NYSE”), brokers do not have discretionary authority to vote with respect to the election of directors.

Our Board of Directors knows of no other matters to be presented for action at the annual meeting other than those set forth herein.  If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment.  This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies.

Cost of Solicitation

All expenses in connection with this solicitation will be paid by Vascular Solutions.  Our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 4, 2012:
This Proxy Statement and our 2011 Annual Report are available at www.vasc.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 29, 2012 by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table above and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”).  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of February 29, 2012 are considered outstanding.  These shares, however, are not considered outstanding when computing the percentage ownership of each other person.  The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of February 29, 2012 is described in the footnotes to the table.

Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and the shares beneficially owned by our directors and executive officers are not subject to any pledge.  Percentage of ownership is based on 16,515,712 shares of common stock outstanding on February 29, 2012.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Warren Stephens(2)	1,191,362		7.2%
111 Center Street
Little Rock, Arkansas 72201
Howard Root	701,324		4.2%
Richard Nigon	127,500	(3)	*
James Hennen	94,213		*
William Rutstein	85,604		*
Paul O’Connell	83,000		*
Michael Kopp	80,000		*
John Erb	77,000		*
Jorge Saucedo	74,000		*
Charmaine Sutton	56,715		*
Carrie Powers	39,184		*
Martin Emerson	20,000		*
All directors and executive officers as a group (16 persons)	1,578,183	(4)	9.2%

*	Less than 1%

(1)	Includes the following shares subject to options exercisable within 60 days after February 29, 2012:

Name	Shares	Name	Shares	Name	Shares
Mr. Root	175,000	Mr. Rutstein	17,000	Mr. Erb	75,000
Mr. Nigon	90,000	Mr. O’Connell	80,000	Mr. Saucedo	62,000
Mr. Hennen	30,000	Mr. Kopp	80,000	Mr. Emerson	20,000

(2)
Based on an amended Schedule 13G filed with the SEC on February 13, 2012.  Mr. Stephens has sole power to vote and dispose of 707,691 shares and shared power to vote and dispose of 483,671 shares.  The shares reported by Mr. Stephens include shares held in the name of various family trusts as to which he may be deemed to have beneficial ownership.

(3)	Includes 500 shares held by Mr. Nigon’s wife, of which Mr. Nigon disclaims beneficial ownership.

(4)	Includes 631,000 shares subject to options exercisable within 60 days after February 29, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC.  Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to us and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10% beneficial owners have been timely met, except that (1) Phillip Nalbone filed a late Form 4 reporting an award of restricted stock and (2) Susan Christian, Brett Demchuck, Jon Hammond, James Hennen, Carrie Powers, Howard Root and William Rutstein each filed one late Form 4 reporting the withholding of shares to pay taxes due upon vesting of restricted stock awards.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors currently has seven members, all of whom have been nominated for election to our Board of Directors at the 2012 annual meeting of shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal).  In the unlikely event that the nominees are unable to stand for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

Information regarding the nominees to the Board of Directors is set forth below.

John Erb, age 63, has served on our Board of Directors since October 2002 and has served as Chairman of our Board since May 2011.  Mr. Erb has over 30 years of experience in the medical device industry.  Mr. Erb is currently Chief Executive Officer of Cardia Access, Inc., a medical device company involved in developing new devices for the treatment of heart disease, a position he has held since February 2007.  During 2007, Mr. Erb served as Executive Chairman of the Board of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure.  From 2001 through 2006, Mr. Erb was Chief Executive Officer of CHF Solutions, Inc.  Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents from 1997 until it was acquired by Sulzer Medica in 2001.  Previously, Mr. Erb was Vice President of Worldwide Operations for Schneider Worldwide, a division of Pfizer, Inc.  Mr. Erb served as a director of SenoRx, Inc., a publicly-traded company, from December 2001 until it was acquired by C. R. Bard, Inc. in July 2010, and also served as a director of CryoCath Technologies Inc., a publicly-traded Canadian company, from October 2000 until it was acquired in December 2008.  Mr. Erb currently serves as a director of several private companies.  With over 30 years of experience in the medical device industry, including 14 years of experience serving as Chief Executive Officer of medical device companies,  Mr. Erb brings to our Board valuable business, management and leadership experience and a deep understanding of the challenges presented in growing a medical device company.  In addition, his role on the boards of SenoRx, Inc. and CryoCath Technologies Inc. has provided him with other public company board experience.  Through his position managing significant operations of a multi-national medical device company, Mr. Erb also brings to the Board valuable private company operational experience.

Michael Kopp, age 55, has served on our Board of Directors since November 2000.  Mr. Kopp has over 25 years of experience in the medical device industry.  He has been a private investor and industry consultant since September 1999.  Mr. Kopp has served as President and Chief Executive Officer of Aburn Flight Service/Northwest Aviation College, an accredited regional provider of aviation education curriculum, since December 2009.  Mr. Kopp served as Chairman of the Board and a member of the Board of Directors of Spiration, Inc., a privately funded medical device company, from 2000 until 2010 when Spiration was acquired by Olympus Medical.  From April 1995 to August 1999, Mr. Kopp was President and Chief Executive Officer of IsoStent, Inc., a medical device company which was acquired by Johnson and Johnson.  From January 1994 to March 1995, Mr. Kopp was President and Chief Executive Officer of Devices for Vascular Intervention, Inc., a medical device company which was acquired by Eli Lilly and Company.  Through his over 25 years of experience in the medical device industry, including his service as Chief Executive Officer of two medical device companies that were engaged in the development of new medical devices in the cardiology area prior to being acquired by large medical device companies, Mr. Kopp brings to the Board valuable business, management and leadership experience, including experience in strategic development.  Mr. Kopp’s experience leading the Board of a medical device company for ten years also make him well-suited to serve as a member of our Board of Directors.

Richard Nigon, age 64, has served on our Board of Directors since November 2000.  Mr. Nigon is currently Senior Vice President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies, where he has served since 2007.  From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard (“MJSK”), a privately held investment firm.  In December 2006, MJSK was acquired by Stifel Nicolaus and Mr. Nigon became a Managing Director of Private Placements until May 2007.  From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company.  Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young, LLP from 1970 to 2000, where he served as partner from 1981 to 2000.  While at Ernst & Young, LLP, Mr. Nigon served as the Director of Ernst & Young’s Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing sectors.  Mr. Nigon is a Director of Northern Technologies International Corporation and served on the Board of Virtual Radiologic Corporation from May 2007 until it was acquired in July 2010.  Mr. Nigon also serves as a director of several private companies.  Through his 30 years of service at Ernst & Young, LLP, Mr. Nigon brings to our Board extensive public accounting and auditing experience, including particular experience with emerging growth companies.  Mr. Nigon also brings to the Board a strong background in financial controls and reporting, financial management, financial analysis, SEC reporting requirements and mergers and acquisitions. Mr. Nigon’s strategic planning expertise gained through his management and leadership roles at private investment firms also makes him well-suited to serve as a member of our Board of Directors.

Paul O’Connell, age 59, has served on our Board of Directors since January 2002.  Mr. O’Connell has served as President of B. Braun Interventional Systems, Inc., a wholly owned subsidiary of B. Braun Melsungen AG, a global supplier of products for anesthesia, intensive medicine, cardiology, extra corporeal blood treatment and surgery as well as services for hospitals, general practitioners and the homecare sector, since 2001 and was previously Vice President of the Vascular Interventional Products Group of B. Braun Medical, an international medical device company, from 1989 to 2001.  In addition, from 1999 through 2001, Mr. O’Connell provided marketing and technical support consulting services to medical device companies.  Mr. O’Connell was the owner of Sablier, a medical device company, from 1998 through 1999 where he developed new technologies for the treatment of thromboembolic diseases and for distal protection during carotid endarterectomy.  From 1993 through 1998, Mr. O’Connell was Vice-President and General Manager of the Vena Tech division of B. Braun Medical, a medical device business he originally co-founded in 1988 and sold to B. Braun Medical in 1993.  Through more than 20 years of experience as the General Manager or President of growth-oriented medical device companies within cardiology and radiology fields of practice, Mr. O’Connell brings to our Board management and operational experience and valuable clinical experience related to our product focus areas.

Howard Root, age 51, has served as our Chief Executive Officer and a member of our Board of Directors since he co-founded Vascular Solutions in February 1997.  From 1990 to 1995, Mr. Root was employed by ATS Medical, Inc., a mechanical heart valve company, most recently as Vice President and General Counsel.  Prior to joining ATS Medical, Mr. Root practiced corporate law, specializing in representing emerging growth companies, at the law firm of Dorsey & Whitney LLP for over five years.  Mr. Root is also a member of the Board of Directors of the Medical Device Manufacturers Association (MDMA).  As our Chief Executive Officer and a member of our Board of Directors since co-founding Vascular Solutions in 1997, and with over 20 years of experience in the medical device industry, Mr. Root brings to our Board a deep knowledge of Vascular Solutions, its operations and the medical device industry.  Through his prior legal practice, Mr. Root gained familiarity with a broad range of legal, regulatory, compliance and other corporate governance issues valuable to our Board of Directors.  Mr. Root also provides to the Board management’s views and perspectives on various matters.

Jorge Saucedo, age 48, has served on our Board of Directors since April 2006.  Dr. Saucedo is Professor of Medicine, Vice Chief, Clinical Affairs, Cardiovascular Section, and Director, Cardiac Catheterization Laboratories at the University of Oklahoma Health Sciences Center where he has served since 2002.  Previously, from 1998 to 2002, Dr. Saucedo was Assistant Professor of Internal Medicine, and Director, Catheterization Laboratories at the University of Arkansas for Medical Sciences.  Dr. Saucedo’s post-graduate work includes fellowships in interventional cardiology at Washington Hospital Center in Washington, D.C. and the University of Michigan Hospitals, Ann Arbor as well as a cardiology fellowship at Instituto Nacional de Cardiologia “Ignacio Chávez,” Mexico City, Mexico.  Dr. Saucedo is Board certified in internal medicine, cardiovascular diseases and interventional cardiology.  We believe Dr. Saucedo’s education, training and experience as an interventional cardiologist, which is the primary clinical user of our products, makes him well-suited to serve as a member of our Board of Directors.

Martin Emerson, age 48, has served on our Board of Directors since May 2010.  Mr. Emerson has served as President and Chief Executive Officer and Director of Galil Medical, a medical device company focused on cryotherapy treatments, since April 2008.  He was the President and Chief Executive Officer and a Director of American Medical Systems Holdings, Inc., a medical device company, from 2005 to January 2008, where he also served as the President and Chief Operating Officer from 2004 to 2005, the Executive Vice President of Global Sales and Marketing and Chief Operating Officer from 2003 to 2004, and the Vice President and the General Manager of International from 2000 to 2002.  Mr. Emerson has over 22 years of experience in the medical device industry.  He was the General Manager and Finance Director in Singapore for Boston Scientific Corporation from 1998 to 2000.  Mr. Emerson was the Vice President and Regional Financial Officer in Singapore for MasterCard International Incorporated from 1997 to 1998.  He also held management positions with Baxter International Inc. from 1985 to 1997, most recently as the Vice President of Finance of its European Hospital Business division in Brussels, Belgium.  Mr. Emerson is also a director of Wright Medical, a public company, and Incisive Surgical, a private company.  Through over 22 years of experience in the medical device industry, including service as Chief Executive Officer of public and private medical device companies, Mr. Emerson brings to our Board valuable business, management and leadership experience.  Through his positions at American Medical Systems Holdings, Inc., Mr. Emerson also brings to our Board extensive expertise and insight in the areas of public company operations, domestic and international medical device marketing and sales and international business.  Mr. Emerson’s finance experience and service on two other public company boards also make him well-suited to serve as a member of our Board of Directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

In accordance with Minnesota law, the nominees for election as directors at the 2012 annual meeting will be elected by a plurality of the votes cast at the meeting.  This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected.  The number of votes withheld from one or more director nominees will have no effect on the election of any director who is among the seven nominees receiving the highest number of votes FOR his/her election.  Proxies will be voted FOR the nominees unless otherwise specified.

CORPORATE GOVERNANCE

Board Leadership Structure

Historically we did not have a Chairman, a lead independent director or similar position that identified one member of the Board as having a leadership role among the directors.  In April 2011, the Board of Directors determined to create a new non-executive Chairman of the Board position and elected John Erb as non-executive Chairman of the Board, effective May 1, 2011.  The Chairman of the Board also serves as Chairman of the Compensation Committee and Chairman of the Nominating and Governance Committee.  The Board took this step in order to create a lead independent director to enhance the Board’s risk oversight and other responsibilities, and to provide the Chief Executive Officer with an additional resource to assist in carrying out corporate governance activities.

The Chairman of the Board of Directors is responsible for leading the Board and providing management and direction to the effective performance of the Board’s responsibilities.  The Chairman of the Board acts in a participatory and advisory capacity to the Chief Executive Officer in both external and internal operations, with particular assistance on the evaluation and integration of Vascular Solutions’ strategic opportunities, recruitment of management and other functional areas as the company’s needs arise, upon the request of the Chief Executive Officer.  The Chairman also serves as an interim succession plan in the event of the incapacity of the Chief Executive Officer.

Board Independence

The Board of Directors has determined that all of the current members of the Board are “independent” directors under the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”), other than Mr. Root.  Mr. Root is not independent because he is employed by Vascular Solutions as our Chief Executive Officer.

In assessing the independence of our directors in 2011, our Board of Directors carefully considered all of the transactions, relationships and arrangements between Vascular Solutions and our independent directors or their affiliated companies.  This review was based primarily on responses of the directors to questions in a director and officer questionnaire regarding employment, business, familial, compensation and other relationships with Vascular Solutions and our management.  In assessing director independence, the Board of Directors considered our multi-year contract with B. Braun Medical, Inc. for the purchase of D-Stat Dry hemostatic bandages.  One of our directors, Mr. Paul O’Connell, is the president of a subsidiary of B. Braun Medical. B. Braun Medical is a large, multinational medical products company with over 38,000 employees worldwide.  In fiscal 2011, 2010, and 2009, Vascular Solutions sold $504,000, $473,000, and $458,000 of product to B. Braun Medical.  The Board determined that this relationship did not impair Mr. O’Connell’s independence because his indirect interest in this transaction between Vascular Solutions and B. Braun was not material, and the amounts involved were immaterial to Vascular Solutions and the B. Braun Medical subsidiary when compared to their annual gross revenues.  The Board determined that there was no transaction, relationship or arrangement between Vascular Solutions and our independent directors or the independent directors’ affiliated companies which could influence the director’s impartial judgment as a director of Vascular Solutions.

Meetings Attendance

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders.  During 2011, the Board of Directors held  five meetings.  During 2011, each current director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which they served.  All of our directors attended our 2011 annual meeting of shareholders.

Board Committees

The Board of Directors has Audit, Compensation and Nominating and Governance Committees, which are described below.  Each of the committees has adopted and operates under a written charter.  The charters can be found on our website at www.vasc.com by clicking under “Investor Relations.”  The table below provides membership information for each of our Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
John Erb		C	C
Martin Emerson		M	M
Michael Kopp		M
Richard Nigon	C
Paul O’Connell	M		M
Howard Root
Jorge Saucedo	M

C = Committee Chair	M = Committee Member

Audit Committee

The Audit Committee’s responsibilities include, among other things:

•	facilitating our relationship with our independent registered public accounting firm;

•	reviewing and assessing the performance of our accounting and finance personnel;

•	communicating to our Board of Directors the results of work performed by and issues raised by our independent registered public accounting firm and legal counsel; and

•	evaluating our management of assets and reviewing policies relating to asset management.

All of the Audit Committee members meet the independence and experience requirements of the NASDAQ listing standards and the SEC.  The Board has identified Richard Nigon as an audit committee financial expert under the rules of the SEC.  The Audit Committee held four meetings in 2011.

Compensation Committee

The Compensation Committee’s responsibilities include, among other things:

•	discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers and non-employee directors;

•	setting performance goals and objectives for the Chief Executive Officer and the other executive officers;

•	evaluating the performance of the Chief Executive Officer and the other executive officers with respect to goals; and

•	setting the compensation of the Chief Executive Officer and the other executive officers based upon the evaluation of their performance.

In evaluating executive officer pay, the Compensation Committee considers recommendations from our Director of Human Resources with respect to the goals and compensation of the executive officers.  The Compensation Committee assesses the information it receives in accordance with its business judgment.  All decisions with respect to executive officer compensation are reviewed by the Board of Directors and approved by the Compensation Committee.

All of the Compensation Committee members meet the independence requirements of the NASDAQ listing standards.  In addition, each Compensation Committee member is a “non-employee” director, as defined in the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.  The Compensation Committee held two meetings during 2011.

Nominating and  Governance Committee

The Company established a Nominating and Governance Committee in April 2011.  The Nominating and Governance Committee’s responsibilities include, among other things:

•
recommending to the Board a slate of director candidates for election by shareholders at each annual meeting of shareholders and nominees for any Board vacancies that occur between annual shareholder meetings;

•	determining qualification criteria for Board members and evaluating potential candidates in accordance with these criteria;

•	recommending qualified members of the Board for membership on Board committees;

•	reviewing the organizational structure of the Board and its committees and succession plans for members of management; and

•	overseeing the evaluation processes of the Board and its committees and all Code of Conduct and related compliance issues.

All of the Nominating and Governance Committee members meet the independence requirements of the NASDAQ listing standards.  The Nominating and Governance Committee held one meeting in 2011.

Director Selection and Qualifications

The Board of Directors determines the slate of director nominees for election by shareholders based on recommendations by the Nominating and Governance Committee.  All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by our shareholders at the next annual meeting.

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of Vascular Solutions at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, international transactions and medical technologies.  In general, candidates will be preferred who hold an established executive level position in the medical field, finance, law, education, research or government.  The Nominating and Governance Committee will consider these criteria for nominees identified by the Board, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Nominating and Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are recommended by our shareholders.  Shareholders wishing to make such a recommendation may do so by sending the following information to the Board of Directors c/o Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, MN 55369:  (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee conducts a process of making an assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other information.  The Nominating and Governance Committee considers diversity of professional experience and areas of expertise relevant to the company’s operations when identifying director nominees, but the Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity.  On the basis of information learned during the assessment process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting.  The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were recommended to the Nominating and Governance Committee by any shareholder in connection with the 2012 annual meeting.  Any shareholder desiring to recommend a director candidate for consideration by the Nominating and Governance Committee for our 2013 annual meeting must do so prior to November 30, 2012 in order to provide adequate time to duly consider the nominee.

Communications with the Board

We have a formal process for shareholder communications with the Board to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner.  Shareholders who wish to communicate with the Board of Directors may do so by writing to:  Vascular Solutions, Inc., Board of Directors, 6464 Sycamore Court, Minneapolis, MN 55369.

Risk Oversight by the Board of Directors

The Board of Directors takes an active role in risk oversight related to the company and primarily administers its role during Board and Committee meetings.  During regular meetings of the Board of Directors, members of the Board discuss the operating results for each fiscal quarter with the director or vice president of each department.  These discussions allow the members of the Board of Directors to analyze any significant financial, operational, competitive, economic, regulatory and legal risks of our business model, as well as how effectively we implement our strategic and budgetary goals.  The independent members of the Board of Directors frequently meet without the presence of management to further discuss these topics.  If applicable, the Board of Directors will also discuss any Code of Business Ethics and Conduct issues with the Compliance Officer.

During regular Audit Committee meetings, Audit Committee members discuss the financial results for the most recent fiscal quarter with the independent auditors, Chief Financial Officer and Chief Executive Officer.  The Audit Committee also meets with and provides instruction to the independent auditors outside the presence of management.  These discussions allow the members of the Audit Committee to analyze any significant risks that could materially impact the financial health of our business.

The Compensation Committee oversees the company’s executive compensation arrangements, including the identification and management of risks that may arise from the company’s compensation policies and practices.  The Compensation Committee believes that the risks arising from the company’s executive compensation programs are not reasonably likely to have a material adverse effect on Vascular Solutions.

The Nominating and Governance Committee oversees risks associated with its areas of responsibility, including the risks associated with succession planning and corporate governance practices.

DIRECTOR COMPENSATION

To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data for the companies in the Compensation Peer Group (as defined in “Overview of Compensation and Process” below);

•	survey data collected by our human resources department; and

•	information obtained directly from other companies.

The Compensation Committee is responsible for making recommendations to the Board of Directors regarding changes to the compensation of non-employee directors, and the Board of Directors approves any changes to non-employee director compensation.  The Compensation Committee has not historically engaged in an annual review of non-employee director compensation and did not engage a compensation consultant to help in the determination of director compensation in 2011.

As discussed above, the Board of Directors elected John Erb as non-executive Chairman of the Board effective May 1, 2011.  In consideration of his service as Chairman of the Board, Mr. Erb receives a monthly retainer fee of $10,000.  Upon his election as Chairman, Mr. Erb was also granted an option to purchase 20,000 shares of our common stock, which will vest on a monthly basis over four years so long as Mr. Erb continues to serve as a director of, or consultant to, Vascular Solutions.  Mr. Erb was not entitled to receive the annual grant of 10,000 options to non-employee directors described below, but is eligible to receive additional annual grants as determined by the Board of Directors.

Set forth in the table below is the compensation paid to our non-employee directors during 2011.

Compensation	($)

Monthly Cash Retainers
Chairman of the Board	10,000

Annual Cash Retainers
Board Members	15,000
Audit Committee:
Chair	7,500
Members	2,000
Compensation Committee:
Chair	3,000
Members	1,000

Cash Meeting Fees
In Person Board Meetings	2,000
Telephonic Board Meetings	500
Audit Committee Meetings	500
Compensation Committee Meetings	500

Each non-employee director of the Board of Directors (other than the Chairman) receives an option to purchase 10,000 shares of our common stock on the date of his or her initial election or re-election to the Board of Directors, with an exercise price equal to the fair market value of our common stock on such date.  We also reimburse directors for out-of-pocket expenses incurred in attending board meetings and necessary business expenses.

Directors who are also our employees do not receive cash or equity compensation for services on the Board of Directors in addition to compensation payable for their services as an employee of Vascular Solutions.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
John Erb	93,500	113,279	206,779
Martin Emerson	25,750	49,964	75,714
Michael Kopp	26,000	49,964	75,964
Richard Nigon	34,500	49,964	84,464
Paul O’Connell	26,750	49,964	76,714
Jorge Saucedo	27,500	49,964	77,464

(1)
The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718.  The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.  Each non-employee director other than John Erb was granted options to purchase 10,000 shares of common stock at the annual shareholder meeting held on April 22, 2011.  Mr. Erb was granted an option to purchase 20,000 shares of common stock on April 22, 2011 upon his election as Chairman of the Board.  The grant date fair value of the option grants to the non-employee directors was determined based on a $11.72 per share fair market value on the April 22, 2011 date of the grant.  The stock options, which expire after ten years, vest monthly over a 48 month period for Mr. Erb and over a 12 month period for the other non-employee directors.

(2)
Each director owned the following number of stock options at December 31, 2011:  John Erb, 90,000 options; Martin Emerson, 20,000 options; Michael Kopp, 80,000 options; Richard Nigon, 100,000 options; Paul O’Connell, 80,000 options; and Jorge Saucedo, 62,000 options.  None of our non-employee directors owned restricted stock awards at December 31, 2011.

RELATED PERSON TRANSACTION POLICY AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

Our Code of Business Ethics and Conduct (the “Code”) provides that our Compliance Officer and the Chair of our Audit Committee are responsible for monitoring and reviewing all matters involving potential conflicts of interest, which include related person transactions.  The Code also provides that the prior approval of the Board of Directors or our Compliance Officer is required with respect to any such conflict of interest.  The Board of Directors has designated the Chairman of the Board as the Compliance Officer to ensure adherence to the Code.  While serving in this capacity, the Compliance Officer reports directly to the Board of Directors.  All directors, officers, and employees are required to read the Code and sign a compliance certificate.

Under the Code, our directors, officers, and employees are required to report, in person or in writing, any conflict of interest or related party transaction to either the Compliance Officer or the Chair of the Audit Committee.  Our Compliance Officer is authorized to investigate and determine an appropriate response for all matters arising under the Code including conflicts of interest and related party transactions.

In addition to the Code, in 2008 we adopted a written policy and procedures regarding transactions with related persons (“Related Party Policy”), which we amended in 2009.  The Related Party Policy addresses our policies, procedures, and standards for review or ratification of any transaction with a related party required to be reported in our company’s filings with the SEC (“Covered Transaction”).  Pursuant to the Related Party Policy, the members of the Audit Committee are responsible for reviewing and approving Covered Transactions, using such processes and information that they deem reasonable in light of the circumstances to determine if the Covered Transaction is fair and reasonable and on terms no less favorable than could be obtained in a comparable arm’s length transaction with an unrelated party.

Related Person Transactions

We participated in one related party transaction last year which is required to be disclosed under the rules of the SEC.  During fiscal 2011, we contracted with NorMedix, a medical device development company, for product design and development services.  The husband of our executive officer, Charmaine Sutton, founded NorMedix and is currently providing consulting services on behalf of NorMedix.  Vascular Solutions paid NorMedix  $353,000 and $238,000 for services and expenses for 2011 and 2010, respectively.  This transaction was approved in accordance with our Related Party Policy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are committed to attracting, hiring and retaining an experienced management team that can successfully manufacture and sell our existing medical devices and develop new products.  The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  The Compensation Committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  Accordingly, the Compensation Committee believes executive compensation packages provided by the company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals.

At our 2011 annual meeting of shareholders, we provided our shareholders with the opportunity to cast an advisory vote on the compensation paid to the named executive officers as described in the 2011 proxy statement (“say-on-pay”). A substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal.  The Compensation Committee believes that this is an overall endorsement by the shareholders of our approach to executive compensation, and did not change its approach to executive compensation in 2011. The Compensation Committee will continue to take into account the outcome of future say-on-pay votes when making compensation decisions for the named executive officers in the future.  We intend to hold the next say-on-pay vote at our 2014 annual meeting of shareholders.

Overview of Compensation and Process

The Compensation Committee has worked with management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering the company’s strategic goals.  In doing so, the company instituted its compensation programs to achieve the following goals:

•	align the interests of management with those of shareholders;

•	provide fair and competitive compensation;

•	integrate compensation with the company’s business plans;

•	reward both business and individual performance; and

•	attract and retain key executives that are critical to the success of the company.

These objectives emphasize pay for performance by providing an incentive opportunity for at or above average performance.  The compensation package for each executive officer is comprised of three elements:  (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) bonus payments contingent upon specific corporate and individual objectives; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our shareholders.  There is no pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Our Director of Human Resources administers the company’s compensation program for the executive officers named in the Summary Compensation Table in this proxy statement (the “named executive officers”).  As such, the Director of Human Resources prepared a report (“Report”), with input from our Chief Executive Officer, which included recommendations for compensation for the other named executive officers.  The Report was submitted to the Compensation Committee for review and was used by the Compensation Committee to determine base salaries for 2011, determine incentive compensation under the Executive Incentive Compensation Plan, and to review previously granted equity awards and recommendations for future awards.  The Report included two compensation surveys.  The first survey, conducted by our human resources department, contained SEC proxy statement filings of the most comparable publicly held medical device companies which consisted of the following companies (“Compensation Peer Group”):

Abiomed, Inc.	Endologix, Inc.	Palomar Medical Technologies
Atricure, Inc.	ev3	Rochester Medical Corporation
ATS Medical, Inc.	Exactech, Inc.	Rockwell Medical Technologies
Cardiovascular Systems	IRIDEX Corporation	Solta Medical, Inc.
CryoLife, Inc.	Kensey Nash Corporation	Synovis Life Technologies, Inc.
Cutera Inc.	LeMaitre Vascular Inc.	Vital Images, Inc.
Cynosure, Inc.	Micrus Endovascular Corporation

The second survey included in the Report, which was conducted by ORC Worldwide and entitled The SIRS Executive Compensation Survey (“SIRS Report”), included a summary of compensation received by certain executive officers in the medical device industry.  We did not benchmark against a specific company in the group described in the SIRS Report, but rather utilized the data from the SIRS Report as a general guide to market compensation levels in the medical device industry.  We did not engage an independent compensation consultant in determining recommendations for executive officer compensation.

In making compensation decisions, the Compensation Committee, at times, compares certain elements of total compensation against other comparable publicly traded companies in the same or related industry, including the companies in the Compensation Peer Group.  The Compensation Peer Group, which is annually reviewed and updated by the Compensation Committee, consists of companies the Compensation Committee believes are comparable in terms of revenue, number of employees, complexity of the business and company performance.  Such companies may have a similar number of employees, have comparable revenue levels or be headquartered in the State of Minnesota.

The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year.  In conducting its review, the Compensation Committee considers quantitative performance results of the company and the overall need of the organization to attract, retain and motivate the executive team.

Determining the Chief Executive Officer’s Compensation

The Compensation Committee approves the Chief Executive Officer’s total compensation package.  The Compensation Committee meets in executive session (without the Chief Executive Officer present) to approve the Chief Executive Officer’s base pay, annual incentive compensation and stock-based compensation, and generally bases its approval upon:

•	an evaluation of total compensation paid to chief executive officers in the Compensation Peer Group;

•	an evaluation of the Chief Executive Officer’s performance for the fiscal year conducted by the Compensation Committee;

•	an evaluation of the proposed total compensation of the Chief Executive Officer in comparison to the other executive officers; and

•	a comparison of the differential of total compensation paid to chief executive officers and executive officers in the Compensation Peer Group.

The evaluation is also based upon the Chief Executive Officer’s success in achieving his performance objectives which include financial, strategic and company culture/leadership goals.

Determining Compensation for the Named Executive Officers (Other than the Chief Executive Officer)

The Compensation Committee approves the total compensation (including salary, annual incentive compensation, and stock-based compensation) for the named executive officers other than the Chief Executive Officer based upon:

•	the executive’s scope of responsibilities;

•	market competitive assessment of similar roles within the Compensation Peer Group;

•	internal comparisons to the compensation of other executives, including the Chief Executive Officer;

•	oral evaluations of performance for the fiscal year, as submitted by the Chief Executive Officer; and

•	the Chief Executive Officer’s recommendations for each of the other named executive officer’s base pay, annual incentive compensation and stock-based compensation amounts.

Base Salaries

In addition to reviewing the salaries paid to executive officers in the Compensation Peer Group, the Compensation Committee analyzes each named executive officer’s individual performance during the prior year, the company’s overall performance during the prior year, and historical compensation levels within the executive officer group in determining base salaries.  Salaries are further based on experience level and time in the position, and are intended to be competitive with salaries paid to comparable executives in similar positions at other medical device companies within the Compensation Peer Group.  The Compensation Committee believes executive salaries must be sufficient to attract and retain key individuals.  The Compensation Committee does not use a set formula in determining base salaries nor does it set salaries based upon a certain percentage or range of salaries as compared to those executives in the Compensation Peer Group.  It is our policy not to pay our named executive officers at the highest salary level relative to the officer’s peers but rather to set his or her compensation on the basis of achieving corporate and individual goals, the value of the position within the company, the value that individual brings to the position, and historical compensation levels within our executive officer group.

For fiscal 2011, the named executive officers received base salary increases ranging from approximately 4.0% to 11.3%.  The Compensation Committee approved the following base salaries for each of the named executive officers for the fiscal years ended 2011 and 2010:

Name	2011 Base Salary	2010 Base Salary	Percentage Increase
Howard Root	$445,000	$400,000	11.3%
James Hennen	$235,000	$220,000	6.8%
Charmaine Sutton	$315,000	$300,000	5.0%
William Rutstein	$260,000	$250,000	4.0%
Carrie Powers	$220,000	$200,000	10.0%

Incentive Bonus Awards

The Compensation Committee is responsible for the administration of our Executive Incentive Compensation Plan which was initially established by the Compensation Committee in 2000.  The purpose of the Executive Incentive Compensation Plan is to provide executive officers with the opportunity to earn annual incentive bonus awards which are commensurate with the company’s financial performance and the executive officer’s individual contributions to that performance, and which are competitive with companies in the Compensation Peer Group.

Under the Executive Incentive Compensation Plan, the Chief Executive Officer can earn a bonus of 40% of his base salary, Senior Vice Presidents can earn a bonus of 30% of their base salaries and other named executive officers can earn a bonus of 25% of their base salaries for achieving a target level of performance against corporate and individual objectives.  The Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, Senior Vice Presidents’ bonuses are weighted 60% on corporate objectives and 40% on individual objectives, and the other named executive officers’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives.

At the beginning of each year, certain corporate, department and individual performance goals are set.  The corporate objectives are initially proposed by our Chief Executive Officer.  The Compensation Committee then reviews, revises and approves the corporate objectives.  The individual performance objectives are initially proposed by each named executive officer in consultation with the Chief Executive Officer.  The Compensation Committee then reviews, revises and approves the individual performance objectives.  The Compensation Committee assigns a target performance level for attainment of each corporate and individual objective, as well as a threshold performance level below 100% of the target level for any individual or corporate objective, and then determines an appropriate payout percentage for both scenarios.  The Compensation Committee may or may not include a performance level above 100% attainment of the corporate or individual objectives, and may also reserve the discretion to subjectively analyze any achievement in excess of an individual or corporate objective.  Under the Executive Incentive Compensation Plan, there is no guaranteed minimum payout, which means the minimum level of payout for any objective or all the objectives is zero.

Each fiscal quarter the Board of Directors reviews the performance of the company against the corporate objectives, and reviews the performance of each named executive officer against his or her individual objectives.  At the end of the fiscal year, the Compensation Committee determines overall individual achievement for each named executive officer by taking the achievement percentage for each individual objective, multiplying the achievement percentage by the weight given to each individual objective, and then totaling the individual percentages to obtain the overall percentage of individual objectives achieved.

As necessary, the Compensation Committee may modify or re-weigh the corporate objectives and/or individual objectives during the course of the fiscal year to reflect changes in the company’s business plan.  The Compensation Committee did not modify or re-weigh the corporate objectives in 2011 and no individual objective was modified in 2011.  Based upon results achieved, the named executive officers receive bonus awards in accordance with the following standards.

2011 Vascular Solutions Corporate Objectives

The following table outlines the 2011 corporate objectives set under the Executive Incentive Compensation Plan as well as the relative weightings assigned to each objective.

Vascular Solutions Corporate Objectives	Weight of Objective
(1) Achieve over $90 million in net revenue in 2011	35%
(2) Attain 2011 operating income of at least $14.057 million	35%
(3) Launch five material new products in the United States during the forecasted month with acceptable clinical performance	20%
(4) Complete the bench and animal testing and receive approval for commencing an international feasibility clinical study for either the MgSeal or Gel-Rope device by December 31, 2011	10%

For the first objective, we had to obtain 95% of the $90 million objective for any payout, at which level the payout would be 50%, increasing by increments of 10% for every 1% above 95%, up to 100% at $90 million, and then increasing by increments of 2.5% for every 1% above 100%, up to 125% at $100 million.  In 2011, net revenue adjusted for one-time events for Vascular Solutions was $87.5 million.  This revenue does not include $2.5 million of accelerated license revenue recognized during 2011 based on the decision by King Pharmaceuticals to discontinue further development of Thrombi-Gel products.  The Compensation Committee, therefore, determined that Vascular Solutions achieved a 70% payout for the first corporate objective.

For the second objective, we had to obtain operating income of at least $13.057 million, at which level the payout would be 50%, increasing by 5% for every $100,000 over $13.057 million, up to 100% at $14.057 million, and then increasing by 5% for every $500,000 over $14.057 million, up to 125% at $16.557 million.  In 2011, Vascular Solutions reported operating income adjusted for one-time events of $13.071 million, and therefore achieved a 50% payout for the second corporate objective.  Operating income excludes the effects of the $2.5 million of accelerated license revenue recognized during 2011 based on the decision by King Pharmaceuticals to discontinue further development of Thrombi-Gel products.

For the third objective, we had to launch at least three of the five products within one month of the forecasted month, all with acceptable clinical performance, at which level the payout would be 50%, increasing by 10% for each of the fourth and fifth products and increasing by 5% for each product that was launched during the forecasted month (with 10% for the final product launched in the forecasted month), with an additional 25% possible based on a subjective assessment of the performance of the products and market potential.  In 2011, three products were launched within one month of the forecasted month and two of these products were launched in the forecasted month, resulting in a 60% payout for the third corporate objective.

For the fourth corporate objective, we had to complete at least the bench and animal testing to justify clinical deployments for at least one product, at which level the pay-out would be 50%, increasing to 75% for completion of all submissions necessary for commencing an international clinical study, increasing to 100% for receiving clearance for a feasibility study, and increasing to 150% if two products satisfied the full achievement threshold.  In 2011, no clinical deployments were justified, resulting in a 0% payout for the fourth corporate objective.

The following table summarizes the results of Vascular Solutions 2011 corporate objectives and the Compensation Committee’s determination of the achievement of those objectives as described above.

Vascular Solutions Corporate Objectives	Weight of Objective	Achievement of Objective	Total
(1) Achieve over $90 million in net revenue in 2011	35%	70.0%	24.5%
(2) Attain 2011 operating income of at least $14.057 million	35%	50.0%	17.5%
(3) Launch five material new products in the U.S. during the forecasted month with acceptable clinical performance	20%	60.0%	12.0%
(4) Complete the bench and animal testing and receive approval for commencing an international feasibility clinical study for either the MgSeal or Gel Rope device by December 31, 2011	10%	—%	—%
		Total	54.0%

As reflected in the above table, in 2011, 54% of the overall corporate objectives were achieved.

2011 Individual Objectives

The 2011 individual objectives set under the Executive Incentive Compensation Plan for each of the named executive officers are summarized below.  In setting the individual objectives for 2011, the Compensation Committee reserved the right to subjectively analyze any achievement in excess of an objective and to award additional bonus compensation accordingly.

Howard Root’s individual objectives were based upon:  retaining and improving senior management; meeting the objectives of the 2011 Investor Relations plan; achieving specific development milestones for certain products; and completing a corporate development transaction.  Overall, Mr. Root met 87.5% of his individual objectives.

James Hennen’s individual objectives were based upon:  meeting the objectives of the 2011 Investor Relations plan; improving margins, managing operating expenses at or below budget; managing outstanding receivables and limiting write-offs; and integrating Vascular Solutions Zerusa Limited into Vascular Solutions’ operations.  Overall, Mr. Hennen met 78.0% of his individual objectives.

Charmaine Sutton’s individual objectives were based upon:  improving production scheduling and management; integrating Vascular Solutions Zerusa Limited into Vascular Solutions’ operations; improving the efficiency of the development process after Design Freeze; improving the hiring processes for departments reporting to her; maintaining departmental expenses within budget; and obtaining ethics committee approval of one feasibility study.  Overall, Ms. Sutton met 66.8% of her individual objectives.

William Rutstein’s individual objectives were based upon:  achieving an overall worldwide product revenue number; achieving a worldwide revenue number for two specific product lines; and retaining and improving regional sales management.  Overall, Mr. Rutstein met 63.75% of his individual objectives.

Carrie Powers’ individual objectives were based upon:  achieving a certain revenue number for one specific product line; improving and launching three significant new marketing programs; improving management within the marketing department; and reducing overall expenses for the marketing department.  Overall, Ms. Powers met 31.25% of her individual objectives.

Bonuses Awarded

At its December 2011 meeting, the Compensation Committee analyzed the percentages of achievement of the corporate and individual objectives in awarding bonuses under the Executive Incentive Compensation Plan subject to the company’s final year-end numbers.  The Compensation Committee approved the 2011 bonus awards on January 17, 2012.  For fiscal 2011, Mr. Root’s incentive bonus award consisted of $72,090 based on achievement of the corporate objectives and $38,937 based on achievement of his individual objectives.  For fiscal 2011, Mr. Hennen’s incentive bonus award consisted of $22,842 based on achievement of the corporate objectives and $21,996 based on achievement of his individual objectives.  For fiscal 2011, Ms. Sutton’s incentive bonus award consisted of $30,618 based on achievement of the corporate objectives and $25,250 based on achievement of her individual objectives.  For fiscal 2011, Mr. Rutstein’s incentive bonus award consisted of $25,272 based on the achievement of the corporate objectives and $19,890 based upon achievement of his individual objectives.  For fiscal 2011, Ms. Powers’ incentive bonus award consisted of $14,850 based on the achievement of the corporate objectives and $8,594 based upon the achievement of her individual objectives.  The following table summarizes the total bonus award for each named executive officer in 2011:

Name	Potential Bonus as a Percentage of Salary (1)		Corporate Level of Achievement of Objectives in 2011 (%)	Individual Level of Achievement of Objectives in 2011 (%)	Bonus Earned (%)	Bonus Awarded ($)
Howard Root	40.00	(2)	54.00	87.50	62.38	111,027
James Hennen	30.00	(3)	54.00	78.00	63.60	44,838
Charmaine Sutton	30.00	(3)	54.00	66.80	59.12	55,868
William Rutstein	30.00	(3)	54.00	63.75	57.90	45,162
Carrie Powers	25.00	(4)	54.00	31.25	42.63	23,444

(1)	At the target level performance on all corporate and individual objectives.

(2)	Weighted 75% on corporate objectives and 25% on individual objectives.

(3)	Weighted 60% on corporate objectives and 40% on individual objectives.

(4)	Weighted 50% on corporate objectives and 50% on individual objectives.

Long-Term Incentives

Long-term incentives are provided to the named executive officers through the grant of restricted stock.  The general policy of the company is to grant restricted stock to executives at the first Board of Directors meeting of the year.  The grants are designed to align the interest of each executive officer with those of our shareholders and provide each executive officer with an incentive to manage our business from the perspective of an owner with an equity stake in the business.  In general, we view the grants as incentives for future performance and not as compensation for past accomplishments.  While there is no set formula that we use in granting restricted stock to executive officers, the Compensation Committee takes into consideration the job responsibilities, experience and contributions of the individual, time in the position, as well as the recommendations of our Chief Executive Officer, in determining the amount (if any) of restricted stock to award to executive officers.  The Compensation Committee also considers stock awards made by companies in the Compensation Peer Group and awards made to other executive officers of the company.

In 2011, the Compensation Committee reviewed and recommended to the Board of Directors for approval restricted stock awards to the named executive officers.  On February 4, 2011 the Board of Directors approved the following restricted stock awards as a reflection of each executive’s performance and the impact of the executive’s knowledge, skills and abilities to meet the corporation’s milestones for the year ended December 31, 2011:

Name	2011 Restricted Stock Award
Howard Root	35,000
James Hennen	15,000
Charmaine Sutton	20,000
William Rutstein	15,000
Carrie Powers	10,000

The restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of the grant.  The restricted stock award is further conditioned on continued employment with Vascular Solutions.  In the event that an executive officer’s employment is terminated for any reason (other than change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited.

Payments upon Change of Control

Named executive officers are eligible for change of control payments under two separate compensation arrangements.  First, upon becoming an executive officer, each executive officer signs an employment agreement that provides for certain benefits if the executive officer’s employment is terminated within 12 months following a “change in control” as defined in the agreement unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death.  The Compensation Committee believes these benefits will eliminate or reduce any reluctance our executive officers may have to pursue potential change of control transactions that may be in the best interest of shareholders.  These employment agreements with executives provide for a “double trigger”, which means that there must be a change of control and either a termination of the employee by us or a termination by the employee after a certain set of criteria defined as “good cause” before the executive officer is entitled to any payment under the agreement.  The Compensation Committee believes this prevents unnecessary payments to executive officers during a friendly (non-hostile) takeover where the executive’s employment is not terminated or if the employee voluntarily leaves without “good cause” as defined in the employment agreement.

Second, the Restricted Stock Award Agreements that employees receive in connection with each restricted stock award contains a change of control provision that modifies the vesting schedule in the award such that all unvested shares vest upon a “change in control” as defined in the agreements.  These agreements provide for a “single trigger,” which means that a change of control alone triggers the vesting of any unvested restricted stock.  The Compensation Committee believes that a “single trigger” is warranted because it removes certain restrictions on selling shares of stock already granted to the employees upon the occurrence of a change of control.  This “single trigger” does not impact the number of shares an employee has the ability to vote upon a change of control so long as he or she remains an employee because employees are granted voting rights in 100% of the shares underlying a grant of restricted stock on the grant date.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year.  This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based.  Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.  The Compensation Committee believes that options granted under our Stock Option and Stock Award Plan will meet the requirements for qualifying as performance-based.

Section 162(m) did not affect the deductibility of compensation paid to our named executive officers in 2011 and is not anticipated to materially affect the deductibility of such compensation expected to be paid.  The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if the Compensation Committee determines it to be warranted and in line with our compensation objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee of the Board of Directors:

John Erb, Chairman
Martin Emerson
Michael Kopp

Summary Compensation Table

The following table shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2011 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Howard Root	2011	445,000	375,200		111,027	―	931,227
Chief Executive Officer	2010	400,000	283,150		113,320	―	796,470
	2009	350,000	230,000		82,845	―	662,845
James Hennen	2011	235,000	160,800		44,838	2,934	443,572
Senior Vice President of	2010	220,000	121,350		44,913	2,748	389,011
Finance and Chief Financial Officer	2009	210,000	92,000		36,527	2,624	341,151
Charmaine Sutton	2011	315,000	214,400		55,868	2,875	588,143
Senior Vice President of Operations(4)	2010	236,538	139,350	(5)	49,708	1,471	427,067
William Rutstein	2011	260,000	160,800		45,162	2,505	468,467
Senior Vice President of	2010	224,269	135,800	(6)	57,138	2,550	419,757
Worldwide Sales	2009	190,000	92,000		24,439	2,373	308,812
Carrie Powers	2011	220,000	107,200		23,444	1,594	352,238
Vice President of Marketing(7)	2010	200,000	80,900		31,275	1,630	313,805

(1)
The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718.  The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.  The grant date fair value of the 2011 Stock Awards was determined based on a $10.72 per share fair market value on the grant date, February 4, 2011.  With the exception of Ms. Sutton and Mr. Rutstein, the grant date fair value of the 2010 Stock Awards was determined based on a $8.09 per share fair market value on the grant date, January 29, 2010.  The grant date fair value of the 2009 Stock Awards was determined based on a $9.20 per share fair market value on the grant date, January 30, 2009.

(2)	Represents bonuses earned under our Executive Incentive Compensation Plan as described under the “Incentive Bonus Awards” section in the Compensation Discussion and Analysis.

(3)	Amounts shown for each executive officer include the matching contributions made to the 401(k) savings plan on behalf of the executive officer.

(4)	Ms. Sutton’s employment with Vascular Solutions became effective March 15, 2010. Ms. Sutton’s annualized salary for 2010 was $300,000.

(5)
This amount was calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718.  The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.  The grant date fair value of Ms. Sutton’s 2010 Stock Awards was determined based on a $9.29 per share fair market value on the grant date, March 15, 2010.

(6)
This amount was calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718.  The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.  The grant date fair value of Mr. Rutstein’s 2010 Stock Awards was determined based on a $8.09 per share fair market value for 10,000 shares on the grant date, March 15, 2010, and on a $10.98 per share fair market value for 5,000 shares on the grant date, June 1, 2010.

(7)	Ms. Powers was not a named executive officer in 2009.

Grants of Plan-Based Awards for Fiscal 2011

The following table summarizes the 2011 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Howard Root	―	91,781	178,000	―	―	―
	2/4/11	―	―	―	35,000	375,200
James Hennen	―	36,660	70,500	―	―	―
	2/4/11	―	―	―	15,000	160,800
Charmaine Sutton	―	40,824	94,500	―	―	―
	2/4/11	―	―	―	20,000	214,400
William Rutstein	―	39,000	78,000	―	―	―
	2/4/11	―	―	―	15,000	160,800
Carrie Powers	―	27,500	55,000	―	―	―
	2/4/11	―	―	―	10,000	107,200

(1)
Under the Executive Incentive Compensation Plan, executive officers are eligible for a bonus based on the achievement of specified corporate and individual objectives as described under the “Incentive Bonus Awards” section in the Compensation Discussion and Analysis.  The Compensation Committee does not assign an overall minimum threshold or target that an executive officer must achieve in order to receive any payout at all.  Instead, the percentage of achievement for each individual goal is added to create an overall percentage of individual objectives achieved.  A similar calculation is done for the corporate objectives.  Under the Executive Incentive Compensation Plan, there are no guaranteed minimum payouts, and therefore the minimum level of potential payout is zero.  The amounts listed in the threshold column assume that the threshold level of performance was achieved with respect to each corporate and individual objective.  The amounts listed in the target column assume that the target level of performance was achieved with respect to each corporate and individual objective.  There are no amounts listed in the maximum column because the amounts of payments under the Executive Incentive Compensation Plan for achievements in excess of objectives were at the discretion of the Compensation Committee.  The actual awards made to the executive officers are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further under the “Incentive Bonus Awards” section in the Compensation Discussion and Analysis.

(2)
Represents restricted stock awarded under the Stock Option and Stock Award Plan.  Each restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant.  The restricted stock award is further conditioned on continued employment with Vascular Solutions.  In the event that an executive officer’s employment is terminated for any reason (other than a change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited.  Holders of restricted stock have the right to receive dividends on the shares of restricted stock held by them.

(3)
The amounts included under this column reflect the grant date fair value of the restricted stock awards.  A discussion of the assumptions made in the valuation of our restricted stock awards and forfeitures is located in Footnote 2, “Summary of Significant Accounting Policies” and Footnote 8, “Stock Options and Restricted Shares” of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards At 2011 Fiscal Year-End

The following table summarizes the unexercised stock options and unvested restricted stock held at the end of fiscal year 2011 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Howard Root	2/18/2003	50,000	―	0.84	2/18/2013	―	―	―
	1/27/2004	50,000	―	6.74	1/27/2014	―	―	―
	1/28/2005	75,000	―	9.46	1/28/2015	―	―	―
	―	―	―	―	―	2/01/2008	6,250	69,562
	―	―	―	―	―	1/30/2009	12,500	139,125
	―	―	―	―	―	1/29/2010	35,000	389,550
	―	―	―	―	―	2/04/2011	35,000	389,550

James Hennen	2/18/2003	10,000	―	0.84	2/18/2013	―	―	―
	1/27/2004	10,000	―	6.74	1/27/2014	―	―	―
	1/28/2005	10,000	―	9.46	1/28/2015	―	―	―
	―	―	―	―	―	2/01/2008	2,500	27,825
	―	―	―	―	―	1/30/2009	5,000	55,650
	―	―	―	―	―	1/29/2010	15,000	166,950
	―	―	―	―	―	2/04/2011	15,000	166,950

Charmaine	―	―	―	―	―	3/15/2010	15,000	166,950
Sutton	―	―	―	―	―	2/04/2011	20,000	222,600

William	2/18/2003	10,000	―	0.84	2/18/2013	―	―	―
Rutstein	1/27/2004	4,000	―	6.74	1/27/2014	―	―	―
	1/28/2005	3,000	―	9.46	1/28/2015	―	―	―
	―	―	―	―	―	2/01/2008	1,000	11,130
	―	―	―	―	―	1/30/2009	5,000	55,650
	―	―	―	―	―	1/29/2010	10,000	111,300
	―	―	―	―	―	6/01/2010	5,000	55,650
	―	―	―	―	―	2/04/2011	15,000	166,950

Carrie Powers	―	―	―	―	―	2/01/2008	750	8,348
	―	―	―	―	―	1/30/2009	2,500	27,825
	―	―	―	―	―	1/29/2010	10,000	111,300
	―	―	―	―	―	2/04/2011	10,000	111,300

(1)
Each restricted stock award vests 50% at the two-year anniversary of the date of grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant.

(2)
“Market Value” has been determined based on the last sale price of our common stock ($11.13) as reported on the NASDAQ Global Market on December 31, 2011, the last business day of the year, multiplied by the number of shares that have not vested.

Option Exercises and Stock Vested for Fiscal 2011

The following table summarizes information with respect to stock option awards exercised and shares of restricted stock that vested during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Howard Root	25,000	234,265	27,500	298,898
James Hennen	10,000	111,857	10,000	108,525
Charmaine Sutton	―	―	―	―
William Rutstein	2,000	20,960	7,000	75,150
Carrie Powers	―	―	3,500	37,603

(1)
Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise and multiplying the difference by the number of shares acquired on exercise.

(2)	Value determined by multiplying the number of shares of restricted stock vested by the fair market value of our common stock on the date of vesting.

Employment Agreements, Separation Agreements, Termination and Potential Change in Control Payments

We have entered into employment agreements with each of the named executive officers.  The employment agreements provide for employment “at will” which may be terminated by either party for any reason upon ten business days’ prior written notice.  The base salary and bonus for each of the named executive officers are determined by the Compensation Committee of our Board of Directors.  During the term of his or her employment agreement and for a period of one year after its termination, each named executive officer is prohibited from competing with us individually or in any entity whose business is directly competitive with our business.

The employment agreements provide for the payment of certain benefits to the named executive officers if their employment terminates following a “change in control.” The agreements provide for benefits if an officer’s employment is terminated within 12 months following a change in control unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death.  “Good reason” is defined as the termination of employment as a result of either a diminution in the officer’s responsibilities, a reduction in salary or benefits, or a relocation of our office of more than 50 miles.  A “change in control” is generally defined as an acquisition of more than 50% of our outstanding common stock by any person or group, the merger, sale or dissolution of Vascular Solutions or the replacement of a majority of our Board of Directors with directors not recommended by the existing Board of Directors.  The agreements provide for lump sum payments or payments periodically in accordance with our normal payroll practices in effect from time-to-time following termination in amounts equal to 24 times monthly base salary in the case of Mr. Root and 12 times monthly base salary for the other named executive officers.  Mr. Root’s employment agreement, which was entered into in January 2012, also provides for payments to be made to Mr. Root equal to 12 times his monthly base salary in the event that we terminate Mr. Root’s employment at any time without cause (as defined in the agreement).

We also may grant our named executive officers options to purchase stock or shares of restricted stock pursuant to the Vascular Solutions, Inc.  Stock Option and Stock Award Plan.  Pursuant to the Restricted Stock Award Agreement used for restricted stock grants and the Incentive Stock Option Agreement used for stock option awards, all options or shares granted will vest upon a “change in control,” which has a definition similar to the definition in the employment agreement above, with an additional criteria that the majority of the existing members of the Board of Directors may make the determination that a change of control has occurred in their discretion.

Pursuant to our Executive Incentive Compensation Plan, a plan participant whose employment has terminated and is not an active employee on the date an annual bonus is paid will not receive that bonus.  Notwithstanding the foregoing, the plan provides that if a participant’s employment is terminated prior to the date an annual bonus is paid due to the participant’s retirement, extended disability, or death, such participant will be eligible to receive a prorated bonus award directly or through a beneficiary, as applicable.  The prorated bonus is determined by multiplying the annual bonus award which would have been earned in a full year by the fraction of the number of days of service during the year.

The following table shows the potential payments upon certain termination events, retirement, death or a “change of control” of the company on December 31, 2011 for each of our named executive officers.

Name	Type of Payment	Payments Upon Voluntary Termination, Retirement, For Cause Termination, or Death on 12/31/11 ($)	Any Change of Control 12/31/11 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change in Control on 12/31/11 ($)

Howard Root
	Cash Severance(1)	―	―	445,000
	Accelerated Bonus Payment(2)	111,027	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	987,787	987,787
	Accrued Benefits(5)	42,788	―	42,788
	Total	153,815	987,787	1,475,575

James Hennen
	Cash Severance(1)	―	―	235,000
	Accelerated Bonus Payment(2)	44,838	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	417,375	417,375
	Accrued Benefits(5)	18,181	―	18,181
	Total	63,019	417,375	670,556

Charmaine Sutton
	Cash Severance(1)	―	―	315,000
	Accelerated Bonus Payment(2)	55,868	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	389,550	389,550
	Accrued Benefits(5)	12,137	―	12,137
	Total	68,005	389,550	716,687

William Rutstein
	Cash Severance(1)	―	―	260,000
	Accelerated Bonus Payment(2)	45,162	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	400,680	400,680
	Accrued Benefits(5)	7,364	―	7,364
	Total	52,526	400,680	668,044

Carrie Powers
	Cash Severance(1)	―	―	220,000
	Accelerated Bonus Payment(2)	23,444	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	258,773	258,773
	Accrued Benefits(5)	13,939	―	13,939
	Total	37,383	258,773	492,712

(1)	Payment based on fiscal year 2011 salary.

(2)
Represents the amount earned under our Executive Incentive Compensation Plan based on fiscal 2011 performance assuming that the executive officer’s employment terminated on December 31, 2011 due to the executive officer’s retirement, extended disability or death.

(3)	No amounts are included for stock options as the options were fully vested at December 31, 2011.

(4)
The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2011 ($11.13).  In this event, the vesting period for the awards was accelerated.

(5)
The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year.  This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is composed of the following non-employee directors:  Richard Nigon, Paul O’Connell and Jorge Saucedo.  Mr. Nigon currently serves as the Chairman of the Audit Committee.  All of the members of the Audit Committee are independent for purposes of the NASDAQ Stock Market LLC listing requirements and the rules of the SEC.  The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process.  Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on our financial statements.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm.  The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC.

Members of the Audit Committee:

Richard Nigon, Chairman
Paul O’Connell
Jorge Saucedo

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While we are not required to do so, we are submitting the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for our fiscal year ending December 31, 2012 for ratification in order to ascertain the views of our shareholders on this appointment.  If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its selection.  It is not, however, obligated to appoint another independent registered public accounting firm.

Representatives of Baker Tilly are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BAKER TILLY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2012 annual meeting of shareholders is necessary to ratify the appointment of Baker Tilly.  Proxies will be voted FOR ratifying the appointment unless otherwise specified.

ADDITIONAL INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Audit Fees

Fees billed or expected to be billed to us for audit services by Baker Tilly for the audit of our annual financial statements and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2011 and 2010 were $160,000 and $161,500, respectively.

Audit-Related Fees

No fees were billed or are expected to be billed to us by Baker Tilly for audit-related services for the fiscal year ended December 31, 2011.  Fees billed to us by Baker Tilly for audit-related services provided during the fiscal year ended December 31, 2010 were $4,500.  The audit-related services provided during 2010 consisted of review of the S-8 and S-3 filings undertaken during the year.

Tax Fees

No fees were billed or are expected to be billed to us by Baker Tilly for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2011 or 2010.

All Other Fees

No fees were billed or are expected to be billed to us by Baker Tilly for other services not included above during the fiscal years ended December 31, 2011 or 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent registered public accounting firm.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting.  All of the services performed by our independent registered public accounting firm during 2011 and 2010 were pre-approved by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

Our 2011 Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2011, accompanies this proxy statement.  The 2011 Annual Report, including our Form 10-K, is also available on our website at www.vasc.com.  If requested, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing the exhibits.  You can request exhibits to the Form 10-K, by writing to the Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, Minnesota 55369.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules.  This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.  Although we do not household for our registered shareholders, some brokers household Vascular Solutions proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker.  We will deliver promptly upon written or oral request a separate copy of our proxy statement and/or our annual report to a shareholder at a shared address to which a single copy of either document was delivered.  For copies of either or both documents, shareholders should write to Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, Minnesota 55369, Attention:  Corporate Secretary, or call (763) 656-4300.

OTHER MATTERS

As of this date, the Board of Directors does not know of any business to be brought before the annual meeting of shareholders other than as specified above.  However, if any matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any shareholder proposals to be considered for inclusion in our proxy material for the 2013 annual meeting of shareholders must be received at our principal executive office at 6464 Sycamore Court, Minneapolis, Minnesota 55369, no later than November 30, 2012.  In connection with any matter to be proposed by a shareholder at the 2013 annual meeting, but not proposed for inclusion in our proxy material, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by us at our principal executive office by February 13, 2013.

By Order of the Board of Directors

/s/ James Hennen
James Hennen
Secretary

Dated: March 30, 2012

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of	01 John Erb	04 Paul O’Connell	06 Jorge Saucedo	☐ Vote FOR	☐ Vote WITHHELD
	directors:	02 Michael Kopp 03 Richard Nigon	05 Howard Root	07 Martin Emerson	all nominees (except as marked)	from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of Baker Tilly Virchow Krause, LLP as independent auditor of the Company for the year ending December 31, 2012.	☐ For	☐ Against	☐ Abstain

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

Friday, May 4, 2012
1:30 p.m.

Crowne Plaza Minneapolis West
3131 Campus Drive
Plymouth, MN 55441

Vascular Solutions, Inc. 6464 Sycamore Court Minneapolis, MN 55369	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2012.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Howard Root and James Hennen, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.